Patient Safety Technologies' Subsidiary Ships Safety-Sponge(TM) System to INTEGRIS Health, a Leading Midwest Health Center

Friday December 2, 3:47 pm ET

SANTA MONICA, Calif.--(BUSINESS WIRE)--Dec. 2, 2005--On the heels of its first shipment to a leading West Coast hospital in mid-November, Patient Safety Technologies, Inc. (AMEX:PST - News) announced today that its wholly owned subsidiary SurgiCount Medical, Inc. has made a second shipment of its Safety-Sponge(TM) System to INTEGRIS Health, Oklahoma's largest not-for-profit health care organization, where the product will be used live this month. INTEGRIS Health operates a system of 11 hospitals, led in the Oklahoma City area by INTEGRIS Baptist Medical Center and INTEGRIS Southwest Medical Center. The Safety-Sponge System, a unique patient safety device, allows for faster and more accurate counting of surgical sponges, thus reducing the number of retained sponges and towels in patients during surgical procedures.

Patient Safety Technologies, Inc. ("PST") is a holding company that owns assets in various businesses, including healthcare, real estate and merchant banking. Its healthcare division, SurgiCount Medical, Inc., is a developer and manufacturer of patient safety products and services, working toward becoming the leader in the patient safety sector. Headquartered in Santa Monica, California, PST is assembling a world-class Advisory Board of leading patient safety experts, with SurgiCount concentrating on surgical safety to support its patient safety device, the Safety-Sponge(TM) System. The Safety-Sponge System helps in reducing the number of retained sponges and towels in patients during surgical procedures and allows for faster and more accurate counting of surgical sponges. For more information on Patient Safety Technologies, Inc., please contact the company directly at (310) 752-1416, or by email at info@patientsafetytechnologies.com or http://www.patientsafetytechnologies.com.

Contact:
Patient Safety Technologies, Inc.
Nicolas Soichet, 310-752-1416
www.patientsafetytechnologies.com
or
CEOcast, Inc. for Patient Safety Technologies, Inc.
Cormac Glynn, 212-732-4300

Source: Patient Safety Technologies, Inc.